 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aetna Inc:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Aetna Inc. pertaining to the Coventry Health Care, Inc. Retirement Savings Plan of our report dated June 27, 2012, with respect to the financial statements and schedules of the Coventry Health Care, Inc. Retirement Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2011, filed with the Securities Exchange Commission.

/s/  ERNST & YOUNG LLP

Baltimore, MD
May 23, 2013